EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8  (Registration Nos. 333-196012, 333-167887, 333-134630, 333-115841 and 333-85900) and Form S-3 (Registration No. 333‑197345) of our report dated March 17, 2014, with respect to the consolidated financial statements of Harvest Natural Resources, Inc. and subsidiaries as of December 31, 2013, and for the year then ended included on this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ UHY LLP

Farmington Hills, Michigan

March 26, 2015